Exhibit 10.62

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release of Claims (“Separation Agreement”) is made by and between Anita Beier (“Executive”), an individual, and Intelsat Corporation, a Delaware corporation (“Intelsat” or “the Company”).

WHEREAS, the Executive’s employment with Intelsat will terminate and Intelsat desires to provide Executive with separation benefits to assist Executive in the period of transition following Executive’s termination;

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1)	Separation Benefits

a)	Separation Date and Final Paycheck. Executive’s employment with Intelsat terminated as of November 19, 2010 (“Separation Date”). The Executive received normal compensation up to and including that date, including a lump sum payment for all earned but unused vacation in accordance with Company policy and reimbursement of all approved business expenses, less all required tax withholdings and other authorized deductions.

b)	Severance Pay. On the next regular payday that is at least fourteen (14) days after Human Resources receives the Separation Agreement executed by the Executive, and provided all Company property has been returned, Intelsat will pay to Executive a lump-sum amount of severance pay in the amount of eight (8) months’ salary ($193,370), less all required tax withholdings and other authorized deductions.

c)	Continued Coverage Under Group Health Plans. Executive shall be entitled to elect to continue coverage under each of the Company’s group health plans in which she was enrolled as of the Separation Date, consistent with the status and level of coverage that was in place as of the Separation Date, in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 and its relevant regulations (“COBRA”).

d)	Outplacement Services. Intelsat will arrange to provide reasonable outplacement services, including counseling and guidance, to assist the Executive in securing subsequent employment.

e)

Share Repurchase. The Company also has agreed to repurchase, and the Executive has sold to the Company, all of the vested Class B shares held by the Executive, which number is agreed to be 6,661.66 shares, at a price per share of $22.06; and all of her remaining unvested Class B shares, which number is agreed to be 3,155.34, at their par value of $0.01 per share, for a total repurchase price of $3.16. The Company and the Executive have further agreed that, in consideration of the Company’s payment to the Executive of $530,274.69, all of the Executive’s Rollover Options, which number is agreed to be 5,463.37, will be cancelled and forfeited. The repurchase and cancellation payments referenced herein, totaling $677,234.07, are evidenced by a promissory note dated November 19, 2010, and attached hereto as Attachment A.

f)	Except as set forth in this Separation Agreement or as required by federal, state or local law, Executive shall not be entitled to any additional benefits relating to Executive’s separation of employment; provided, however, that this Separation Agreement does not affect or impair Executive’s rights to any vested and accrued benefits under any Intelsat retirement plan.

2)	Release. Executive, on Executive’s own part and on behalf of Executive’s dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases, acquits, and discharges Intelsat, and its parent, subsidiaries, affiliates, owners, trustees, directors, officers, agents, employees, stockholders, representatives, assigns, and successors (collectively referred to as “Intelsat Releasees”) with respect to and from any and all claims, wages, agreements, contracts, covenants, actions, suits, causes of action, expenses, attorneys’ fees, damages, and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Executive has at any time heretofore owned or held against said Intelsat Releasees, including, without limitation, those arising out of or in any way connected with Executive’s employment relationship with Intelsat or Executive’s separation from employment with Intelsat, except with respect to those benefits set forth in Paragraph 1 of this Separation Agreement.

3)	Time to Consider Agreement. Executive may take twenty-one (21) days from the date this Release is presented to Executive to consider whether to execute this Release, and may wish to consult with an attorney prior to execution of this Release. Executive, by signing this Separation Agreement, specifically acknowledges that she is waiving her right to pursue any claims under federal, state or local discrimination laws, including the Age Discrimination in Employment Act, 29 U.S.C. Section 626 et seq., which may have arisen or existed prior to the execution of this Release. This release shall become final and irrevocable upon execution by the Executive, except that if Executive is age 40 or older, Executive may revoke the Release at any time during the seven (7) day period following Executive’s execution of the Release, after which time it shall be final and irrevocable.

4)	Restrictive Covenants Intact. Executive hereby acknowledges the continuing validity and enforceability of the terms of the Conflict of Interest and Confidentiality Agreement, and/or any other confidentiality agreement or restrictive covenant that Executive signed during Executive’s employment with Intelsat. Executive hereby affirms her understanding that Executive must remain in compliance with those terms following the Separation Date. In the event that it should be proven in a court of competent jurisdiction that Executive has materially violated any of the terms of the Confidentiality Agreement and has failed to cure such breach following receipt of written notice of same and a reasonable opportunity to cure, Executive agrees to repay Intelsat, in addition to any other relief or damages to which Intelsat might be entitled, the Separation Benefits described in Paragraph 1.

a)	Non-Solicitation Covenant. For twenty-four (24) months following her Separation Date, Executive agrees that she will not, without the prior written consent of the Company (which consent may be granted or withheld in the Company’s sole and absolute discretion), directly or indirectly induce, persuade, solicit, or attempt to induce, persuade, or solicit any of the Company’s employees to leave the Company’s employ, nor will she help others to do so. General solicitations, recruitment, and other hiring efforts that are not initiated, conducted, or carried out, directly or indirectly, by the Executive do not violate this covenant.

b)	Non-Competition Covenant. For twenty-four (24) months following her Separation Date, Executive agrees that she will not, without the prior written consent of the Company (which consent may be granted or withheld in the Company’s sole and absolute discretion), directly or indirectly engage or become associated with any business or other endeavor engaged in or competitive with the businesses (the “Protected Businesses”) conducted at the Separation Date by the Company or its subsidiaries or affiliates (an “affiliate” as used herein is a business entity in which the Company, directly or indirectly, owns at least 20% of the equity interests). “Protected Businesses” include, without limitation, the provision of FSS services on a retail basis, a wholesale basis, and a distributor basis. For these purposes, the Executive shall be considered to have become “associated with” a business or other endeavor if the Executive becomes directly or indirectly involved as an owner, principal, officer, director, independent contractor, representative, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in that business.

5)	Cooperation. The Executive agrees that she will make herself reasonably available to transition her work and provide consultation as requested by the Company, subject to her other business and personal commitments.

6)	Confidentiality. Executive and Intelsat agree that the existence and terms of this Separation Agreement are strictly confidential and that neither party shall disclose the existence or terms of this Separation Agreement except as required by law or regulation, other than to the Executive’s family, or her legal or tax advisors. Executive further agrees that if Executive breaches this confidentiality provision, Executive agrees to repay Intelsat the Separation Benefits described in Paragraph 1.

7)	Nondisparagement. Executive hereby covenants and agrees that Executive will not at any time, directly or indirectly, orally, in writing or through any medium (including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication) disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of Intelsat or any of the Intelsat Releasees.

8)	References. All inquiries to Intelsat concerning Executive’s employment shall be directed to the Senior Vice President, Human Resources, who shall confirm dates of employment, job title, and, if written consent by the Executive is given, level of compensation of the Executive during Executive’s employment with Intelsat.

9)	Miscellaneous. This Separation Agreement is governed by the laws of the District of Columbia. If any of the provisions of this Separation Agreement are held to be illegal or unenforceable, the Separation Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.

10)	Return of Property. Executive agrees that all property belonging to Intelsat has been returned, including, without limitation, all keys, access cards, passwords, access codes, and other information necessary to access any computer or electronic database; all books, files, documents, and electronic media; and all Company property of any kind that Executive has in her possession or control, or that Executive obtained from the Company.

11)	Entire Agreement. Executive agrees that this Separation Agreement contains and comprises the entire agreement and understanding between Executive and the Company regarding Executive’s termination of employment; that there are no additional promises or continuing obligations between Executive and the Company other than those contained in this Separation Agreement; and that this Separation Agreement shall not be changed or modified in any way except through a writing that is signed by both the Executive and the Company.

The parties acknowledge that they have read the foregoing Separation Agreement, understand its contents, and accept and agree to the provisions it contains voluntarily and knowingly, and with full understanding of its consequences.

Intelsat Corporation

By:	/s/ MICHELLE BRYAN	November 19, 2010
	Michelle V. Bryan	Date
Senior Vice President, Human Resources

	/s/ ANITA BEIER	November 19, 2010
	Anita Beier	Date